Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Donald W. Reilly 401-608-8977 dreilly@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Fourth Quarter and Full Year 2017 Results

MIDDLETOWN, RI, March 2, 2018 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the fourth quarter and fiscal year ended December 31, 2017 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Fourth Quarter 2017 Highlights

•	Total unit shipments of VSAT products, including AgilePlans products, increased 16% for the quarter.

•
AgilePlans, our new Connectivity as a Service Program for the commercial maritime sector, increased to 65% of total commercial VSAT shipments, and unit shipments more than doubled compared to the 2017 third quarter.

•
Overall revenue declined 11% in our fourth quarter of 2017 to $39.0 million from $43.9 million in the fourth quarter of 2016, driven in part by the continuing shift in our business model from hardware sales to a recurring revenue model.

•
Strong sales of inertial measurement unit (IMU) products drove fiber optic gyro (FOG) product revenue higher by 18% compared to the fourth quarter of 2016, the fourth consecutive double-digit growth quarter.

•	mini-VSAT Broadband airtime revenue grew $0.5 million, or 3%, compared to the fourth quarter of 2016.

•	Net loss in the fourth quarter of 2017 was $1.7 million, or $0.10 per share, compared to a net loss of $6.8 million, or $0.43 per share in the fourth quarter of 2016.

•	Non-GAAP net income in the fourth quarter of 2017 was $2.0 million, or $0.12 per share, compared to $2.2 million, or $0.13 per share in the fourth quarter of 2016.

•	Non-GAAP adjusted EBITDA in the fourth quarter of 2017 was $3.8 million, compared to $4.3 million in the fourth quarter of 2016.

•	We continued to make progress in our photonic chip development which has now been successfully built into a working gyro prototype.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s Chief Executive Officer, said “KVH's business model transformation growth continued in the fourth quarter, in line with our expectations, and our momentum is continuing as we enter into 2018. As we continue to move the business from hardware to service revenue, we are particularly pleased with the increasing success of our AgilePlans, Connectivity as a Service Program, as we received more new orders in the fourth quarter than in the previous two quarters combined. The positive trend for AgilePlans has continued into the first quarter of 2018. Our airtime revenue also continued to grow, and we believe the recent launch of our new global HTS network will help to continue that trend. Likewise, our FOG business sustained the robust growth we have been seeing throughout 2017, reporting double digit growth for the fourth consecutive quarter. In addition we continue to make excellent progress toward the development of a photonic chip-based FOG, which could open new opportunities in the quickly evolving self-driving automotive market. Overall, 2017 was a transformative year for KVH and we are happy with the progress we have made with all of our strategic initiatives.”

The company operates in two segments, mobile connectivity and inertial navigation. In the fourth quarter of 2017, unit shipments for our mobile connectivity segment increased significantly, while net sales decreased $1.7 million, or 5%, as compared to the fourth quarter of 2016. The decrease was partly attributed to the launch of our AgilePlans program, since revenues under this program are not recognized initially but instead are recognized over time. Net sales for inertial navigation products decreased $3.2 million, or 29%, compared to the fourth quarter of 2016. The decrease was driven primarily by lower TACNAV orders.

Financial Highlights (in millions, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
GAAP Results
Revenue	$39.0	$43.9	$160.1	$176.1
Net loss	$(1.7)	$(6.8)	$(11.0)	$(7.5)
Net loss per diluted share	$(0.10)	$(0.43)	$(0.67)	$(0.47)

Non-GAAP Results
Net income	$2.0	$2.2	$1.4	$7.0
Net income per diluted share	$0.12	$0.13	$0.09	$0.44
Adjusted EBITDA	$3.8	$4.3	$6.7	$15.5
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Fourth Quarter Financial Summary
Revenue was $39.0 million for the fourth quarter of 2017, a decrease of 11% compared to $43.9 million in the fourth quarter of 2016.
Product revenues for the fourth quarter of 2017 were $13.7 million, 26% lower than the prior year quarter, due to a $2.1 million decrease in mobile connectivity product sales and a $2.8 million decrease in our inertial navigation product sales. Mobile connectivity product sales decreased primarily due to a $1.6 million decrease in marine product sales and a $0.5 million decrease in land product sales. The decrease in marine product sales was due to the timing of a particularly large order received in the prior year quarter, as well as the impact of the new AgilePlans subscription service. Inertial navigation product sales decreased due to a $3.8 million decrease in TACNAV sales, due to a large order that was shipped in the prior year quarter. This was partially offset by a $0.9 million increase in FOG product sales.
Service revenues for the fourth quarter of 2017 were $25.3 million, an increase of less than 1% compared to the fourth quarter of 2016 due to a change in service mix. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 3%. Content and training revenues, which include our entertainment, eLearning, and safety content, decreased by 4%, primarily due to a decrease in fleet subscribers. Our engineering service revenues in the fourth quarter of 2017 decreased by $0.3 million compared to the fourth quarter of 2016.
Our operating expenses for the fourth quarter of 2017 decreased $0.3 million year over year to $19.1 million compared to $19.4 million in the fourth quarter of 2016. The key drivers were a decrease in variable compensation of $1.5 million, a decrease in consulting fees of $0.6 million, and a decrease in unfunded engineering expenses of $0.3 million, partially offset by an increase in employee termination and other non-recurring costs of $1.2 million. As these costs are discrete and non-recurring, they have been excluded from our calculation of adjusted EBITDA above.

Full Year Financial Summary
For the year ended December 31, 2017, revenue was $160.1 million, a decrease of 9% compared to $176.1 million for the year ended December 31, 2016. Weakness in the British Pound negatively impacted revenue in 2017 by $1.4 million, or 1%. Product revenues for the year ended December 31, 2017 of $57.0 million were 22% lower than the prior year, driven primarily by a 21% decrease in mobile connectivity product revenues and a 23% decrease in our inertial navigation product revenues year-over-year.
Service revenues for the year ended December 31, 2017 were $103.1 million, approximately the same as the year ended December 31, 2016. Our mini-VSAT Broadband airtime revenue increased 4%. Engineering service revenue increased 86% principally due to a new project that began in January 2017 and was completed in the third quarter of 2017. Content and training revenues decreased by 9%, however on a constant-currency basis, revenue in those product lines decreased by 5%. British Pound weakness negatively impacted content and training revenues by $1.4 million, or 4% year over year.
We reported a GAAP net loss of $11.0 million for the year ended December 31, 2017, or $0.67 per share. During 2016, the company recorded a GAAP net loss of $7.5 million, or $0.47 per share. The net loss in 2017 includes $5.8 million of non-cash discrete tax reserves compared to $6.8 million in 2016. We generated non-GAAP net income of $1.4 million, or $0.09 per diluted share, compared to non-GAAP net income of $7.0 million, or $0.44 per diluted share reported for the prior year. Non-GAAP adjusted EBITDA was $6.7 million for the year ended December 31, 2017, compared to $15.5 million in the prior year.
First Quarter 2018 and Full Year 2018 Outlook
Our guidance for the first quarter and full year of 2018 is below. This guidance reflects the new revenue recognition standard, ASC 606, Revenue from Contracts with Customers, which all US public companies were required to adopt on January 1, 2018. 2017 was an investment year as we began to transform our business model, and we expect 2018 to return to growth with full year non-GAAP adjusted EBITDA expected to double from last year. Our growth expectations are driven by our continued success in the key strategic priorities that we outlined last year. Our AgilePlans program continues to gain traction in the commercial marine market, and the popularity of our new HTS network is growing. We will also continue to invest in the development of our new photonic chip based FOG, as well as our portfolio of TACNAV products intended for use in military applications, specifically the US military’s Assured Positioning, Navigation and Timing (A-PNT) program. It should be noted that this guidance does not include any revenue from the international pipeline of large orders that we have been anticipating:

(in millions, except per share data)	First Quarter		Full Year
	From	To	From	To
Revenue	$39.0	$41.0	$166.0	$180.0
GAAP EPS	$(0.25)	$(0.19)	$(0.44)	$(0.21)
Non-GAAP EPS	$(0.07)	$(0.03)	$0.12	$0.28
Non-GAAP Adjusted EBITDA	$0.5	$1.5	$12.0	$16.0

ASC 606 requires that certain revenues that had been recognized in prior periods be reversed as of January 1, 2018 and be recognized over time as performance obligations are met, and, likewise, that certain currently generated revenues that would have been recognized under previous accounting guidance instead be deferred and recognized over time as performance obligations are met. We expect the net impact of this change in accounting guidance, which is reflected in the above tables, will be as follows:

(in millions, except per share data)	First Quarter	Full Year
Revenue	$(0.5)	$(4.0)
GAAP EPS	$0.00	$(0.06)
Non-GAAP EPS	$0.00	$(0.04)
Non-GAAP Adjusted EBITDA	$(0.1)	$(1.0)

Other Recent Announcements

•	SKY Perfect JSAT Agreed to Invest $4.5 Million in KVH as Part of Strategic Collaboration in Maritime Satellite Connectivity

•	Global Ship Manager E.R. Schiffahrt Chooses KVH HTS Systems and AgilePlans for Vessel Connectivity

•	KVH Announces $8.3 Million in New Orders for Fiber Optic Gyro (FOG) Products and Services

•	KVH Industries Announces Appointment of Chief Marketing Officer and Senior Vice President for Strategy, Elizabeth Jackson

•	SKY Perfect JSAT and KVH to Deliver Maritime Broadband Services

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will also be available on the company website within three hours of the completion of the call.
Non-GAAP Financial Measures
This release provides non-GAAP financial information, including constant-currency revenue, non-GAAP net income, non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

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Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation, certain discrete tax items, acquisition-related compensation, employee termination and other non-recurring costs, and other discrete charges.

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Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, acquisition-related compensation, employee termination and other non-recurring costs, and other discrete charges.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments
Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries is a leading provider of innovative systems and solutions for the mobile connectivity and inertial navigation markets. The company has designed, manufactured, and sold more than 200,000 mobile satellite antennas for applications on vessels and vehicles, and is a leading provider of news, entertainment, and eLearning content for the maritime industry. KVH is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial applications, having sold more than 20,000 TACNAV® systems and more than 100,000 fiber optic gyros. KVH is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL. The company’s global presence includes offices in Brazil, Cyprus, Denmark, Hong Kong, India, Japan, Norway, the Philippines, Singapore, and the United Kingdom.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our investment plan, our development goals, our anticipated revenue and earnings and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain duration of the adverse impact on our overall revenues of our new AgilePlans, under which we recognize no revenues for product sales, either at the time of shipment or over the contract term; increased costs arising from the new HTS network; the impact of recent changes in revenue recognition and lease accounting standards; the uncertain impact of tax reform and federal budget deficits; unanticipated obstacles in our photonic chip and other product development efforts; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP and HTS series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracPhone V-IP and HTS series, including with respect to new pricing models; recent increases in airtime termination rates and lower unit sales in our mobile business; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2017. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Sales:
Product	$13,613	$18,611	$56,968	$73,075
Service	25,365	25,319	103,120	103,047
Net sales	38,978	43,930	160,088	176,122
Costs and expenses:
Costs of product sales	8,062	11,674	37,474	46,334
Costs of service sales	12,956	13,140	52,692	52,966
Research and development	4,160	4,270	15,858	16,030
Sales, marketing and support	8,798	8,072	33,896	33,942
General and administrative	6,127	7,042	28,932	28,172
Total costs and expenses	40,103	44,198	168,852	177,444
Loss from operations	(1,125)	(268)	(8,764)	(1,322)
Interest income	168	160	659	513
Interest expense	386	355	1,467	1,436
Other (expense) income, net	(45)	264	(366)	275
Loss before income tax expense	(1,388)	(199)	(9,938)	(1,970)
Income tax expense	297	6,584	1,096	5,547
Net loss	$(1,685)	$(6,783)	$(11,034)	$(7,517)
Net loss per common share:
Basic and diluted	$(0.10)	$(0.43)	$(0.67)	$(0.47)
Weighted average number of common shares outstanding:
Basic and diluted	16,499	15,941	16,419	15,834

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Cash, cash equivalents and marketable securities	$42,915	$52,134
Accounts receivable, net	28,316	31,152
Inventories	22,732	20,745
Other current assets	3,816	4,801
Total current assets	97,779	108,832
Property and equipment, net	43,521	36,586
Goodwill	33,872	31,343
Intangible assets, net	15,120	17,838
Other non-current assets	5,927	5,134
Non-current deferred income taxes	20	24
Total assets	$196,239	$199,757
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$33,948	$25,082
Deferred revenue	6,919	6,661
Current portion of long-term debt	2,482	7,900
Total current liabilities	43,349	39,643
Other long-term liabilities	19	326
Non-current deferred tax liability	2,634	3,133
Long-term debt, excluding current portion	44,572	50,153
Stockholders’ equity	105,665	106,502
Total liabilities and stockholders’ equity	$196,239	$199,757

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016		2017	2016
Net loss - GAAP	$(1,685)	$(6,783)		$(11,034)	$(7,517)
Amortization of intangibles	1,046	1,278		4,312	4,956
Stock-based compensation expense	897	859		3,518	3,651
Employee termination and other non-recurring costs	1,228	—		1,228	—
Tax effect on the foregoing	(849)	(292)	(a)	(2,383)	(1,241)	(a)
Discrete tax expense, net (b)	1,397	7,092		5,798	6,837
Acquisition-related compensation	—	—		—	358
Net income - Non-GAAP	$2,034	$2,154		$1,439	$7,044

Net income per common share - Non-GAAP:
Basic	$0.12	$0.14		$0.09	$0.44
Diluted	$0.12	$0.13		$0.09	$0.44

Weighted average number of common shares outstanding:
Basic	16,499	15,941		16,419	15,834
Diluted	16,749	16,167		16,648	15,996

(a)
In 2016, consistent with historical presentation, this does not include the tax effect of the amortization expense related to our intangible assets which were principally acquired in connection with our United Kingdom acquisition with such operations having a statutory tax rate of 20%.

(b)
Represents a change in the valuation allowance on United States net operating losses, a state research and development tax credit, uncertain tax position adjustments, penalties, and the impact of the 2017 Tax Cuts and Jobs Act (the “Tax Act”)

which was passed in December 2017.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
GAAP net loss	$(1,685)	$(6,783)	$(11,034)	$(7,517)
Income tax expense	297	6,584	1,096	5,547
Interest expense, net	218	195	808	923
Depreciation and amortization	2,815	3,474	11,037	12,564
Non-GAAP EBITDA	1,645	3,470	1,907	11,517
Stock-based compensation expense	897	859	3,518	3,651
Employee termination and other non-recurring costs	1,228	—	1,228	—
Acquisition-related compensation	—	—	—	358
Non-GAAP adjusted EBITDA	$3,770	$4,329	$6,653	$15,526

KVH INDUSTRIES, INC. AND SUBSIDIARIES
FOURTH QUARTER TO DATE AND YEAR TO DATE REVENUE AND OPERATING LOSS BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Mobile connectivity sales
Product	$6.3	$8.4	$32.2	$40.9
Service	24.8	24.4	100.0	100.6
Net sales	$31.1	$32.8	$132.2	$141.5

Inertial navigation sales
Product	$7.4	$10.2	$24.8	$32.2
Service	0.5	0.9	3.1	2.4
Net sales	$7.9	$11.1	$27.9	$34.6

Operating Loss	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Mobile connectivity	$2.0	$1.8	$7.3	$10.0
Inertial navigation	(0.1)	2.5	0.6	5.3
	1.9	4.3	7.9	15.3
Unallocated	(3.0)	(4.5)	(16.6)	(16.6)
Loss from operations	$(1.1)	$(0.2)	$(8.7)	$(1.3)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Mobile Connectivity Revenue Components
Product Sales	16%	19%	20%	23%
mini-VSAT Broadband Airtime	41%	36%	41%	37%
Content and Training	20%	18%	20%	20%
Inertial Navigation Revenue Components
FOG-based Products	14%	11%	13%	10%
Tactical Navigation Products	4%	12%	3%	8%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	First Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
Net loss per common share	$(0.25) - $(0.19)	$(0.44) - $(0.21)

Estimated amortization of intangibles (a)	$0.06	$0.23
Estimated stock-based compensation expense	$0.05	$0.22
Estimated tax effect	$(0.02)	$(0.09)
Discrete tax adjustments (b)	$0.09 - $0.07	$0.20 - $0.13

Non-GAAP net (loss) income per common share	$(0.07) - $(0.03)	$0.12 - $0.28

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that the company expects to record against additional deferred tax assets expected to be generated in 2018.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	First Quarter Fiscal 2018 (Projected)	Full Year Fiscal 2018 (Projected)
GAAP net loss	$(4.1) - $(3.1)	$(7.5)- $(3.5)

Estimated income tax provision	$0.2	$0.9
Estimated interest expense, net	$0.2	$0.9
Estimated depreciation and amortization (a)	$3.3	$14.0
Estimated stock-based compensation expense	$0.9	$3.7

Non-GAAP adjusted EBITDA	$0.5 - $1.5	$12.0 - $16.0

(a)	Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.